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                                                                       EXHIBIT 2


                              AMENDED AND RESTATED
                           STOCK REPURCHASE AGREEMENT


      This Amended and Restated Stock Repurchase Agreement, dated as of January 8, 1997 (this "Agreement"), is made and entered into by Safeway Inc., a Delaware corporation ("Parent"), and SSI Associates, L.P., a Delaware limited partnership ("SSI").

      WHEREAS, on December 15, 1996 Parent entered into that certain Agreement and Plan of Merger, dated as of December 15, 1996 (the "Original Merger Agreement"), by and among Parent, SSCI Merger Sub, Inc., a Michigan corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and The Vons Companies, Inc., a Michigan corporation (the "Company"), pursuant to which Merger Sub would be merged with and into the Company (the "Merger") and Parent would indirectly acquire all of the outstanding shares of common stock of the Company (other than shares owned by Parent or its subsidiaries) in exchange for shares of common stock, par value $.01 per share, of Parent ("Parent Stock"); and

      WHEREAS, in connection with the negotiation of the Original Merger Agreement, the Company advised Parent that it believed that the Merger would be of greater benefit to the Company's stockholders if Parent reduced its outstanding equity through a substantial share and/or warrant repurchase; and

      WHEREAS, SSI is a substantial holder of the outstanding equity of Parent; and

      WHEREAS, the Company required as a condition to its entering into the Original Merger Agreement that Parent enter into that certain Stock Repurchase Agreement, dated as of December 15, 1996, between Parent and SSI (the "Old Agreement"), pursuant to which Parent agreed to purchase from SSI, and SSI agreed to sell to Parent, 15 million shares of Parent Stock on the terms and conditions set forth in the Old Agreement; and

      WHEREAS, Parent and SSI hereby desire to amend and restate the Old Agreement in its entirety to provide for the repurchase by Parent, and the sale by SSI, of 32 million shares of Parent Stock (the "Shares") on the terms and subject to the conditions set forth herein; and

      WHEREAS, the Company has advised Parent that it believes that the repurchase by Parent of 32 million shares of Parent Stock as contemplated by this Agreement will be of greater benefit to the Company's stockholders than the repurchase by Parent of 15 million shares of Parent Stock as contemplated by the Old Agreement; and

      WHEREAS, the Independent Committee of the Board of Directors of Parent has received an opinion from Lehman Brothers


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Inc. stating that the consideration to be paid by Parent in respect of the repurchase contemplated hereby is fair to Parent (which term for purposes of such opinion does not include SSI and certain related parties) from a financial point of view; and

      WHEREAS, the repurchase by Parent of the Shares on the terms and conditions set forth herein has been approved by such Independent Committee; and

      WHEREAS, concurrently with the execution of this Agreement, the parties to the Original Merger Agreement are entering into that certain First Amendment to Agreement and Plan of Merger, dated as of the date hereof (the Original Merger Agreement as so amended, the "Merger Agreement"), to reflect this Agreement.

      NOW, THEREFORE, the Parties hereto agree that the Old Agreement is hereby amended and restated in its entirety as follows:

      1.    Repurchase by Parent; Purchase Price.

      (a) At the Closing (as herein defined), Parent will repurchase from SSI, and SSI will sell, assign and transfer ("Transfer") to Parent or any Parent subsidiary designated by Parent, the Shares (the "Repurchase"). At the Closing,
(i) SSI shall deliver to Parent (or a subsidiary designated by Parent) certificates representing the Shares, with documentation satisfactory to Parent evidencing the Transfer of the Shares and (ii) Parent shall pay to SSI in immediately available funds by wire transfer to an account designated by SSI an amount equal to the number of shares of Parent Stock to be Transferred hereby multiplied by $43.

      (b) SSI may assign to SSI Equity Associates, L.P., a Delaware limited partnership ("SSI Equity") and/or KKR Partners II, L.P., a Delaware limited partnership ("Partners"), a portion of its rights and obligations under this Agreement; provided that no such assignment shall be effective until SSI Equity and/or Partners, as the case may be, has executed an agreement with Parent substantially in the form hereof (with such changes to the form hereof as may be appropriate to reflect the fact that SSI Equity may Transfer warrants as described below) or such other form as may be agreed upon by Parent and SSI Equity and/or Partners, as the case may be; and provided further that no such assignment shall relieve SSI of its obligations hereunder. In the event of a partial assignment to SSI Equity of SSI's obligation hereunder to Transfer 32 million shares of Parent Stock to Parent (or a subsidiary designated by Parent), SSI Equity may, in lieu of transferring shares of Parent Stock, Transfer to Parent (or a subsidiary designated by Parent) outstanding warrants to purchase Parent Stock, provided that the aggregate Parent Stock and/or warrants to purchase Parent Stock Transferred to Parent (or a subsidiary designated by Parent) at Closing pursuant to this Agreement shall represent


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a total of 32 million shares of Parent Stock (treating any warrant as if it were exercised). At the Closing, Parent shall pay or cause to be paid to SSI Equity in immediately available funds by wire transfer to an account designated by SSI Equity an amount in respect of each warrant Transferred to Parent pursuant to this Agreement equal to (i) the number of shares of Parent Stock underlying such warrant multiplied by (ii) an amount equal to the excess of (1) $43 over (2) the exercise price per share of such warrant.

      (c) In the event of any assignment pursuant to Section 1(b), SSI shall notify Parent in writing at least five business days prior to the date of the special meeting of the Company's stockholders to act on the Merger with respect to the type (shares and/or warrants) and amount of equity securities to be Transferred to Parent (or a subsidiary designated by Parent) at Closing by each of SSI, SSI Equity and/or Partners, as the case may be.

      2. Closing. The closing (the "Closing") of the Repurchase shall occur immediately following the Effective Time (as such term is defined in the Merger Agreement) of the Merger.

      3. SSI's Representations and Warranties. SSI hereby represents and warrants, as of the date hereof and as of the Closing, that:

      (a) Organization. SSI is duly organized and validly existing under the laws of the State of Delaware. SSI has all requisite partnership power and authority to carry on its business as now conducted.

      (b) Authorization. SSI has taken all action necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes SSI's valid and legally binding obligation, enforceable in accordance with its terms, subject to bankruptcy and other laws of general application affecting the rights and remedies of creditors and the availability of equitable remedies, including specific performance.

      (c) Ownership of the Shares. SSI has, and at the time of the Closing will have, good title to the Shares; has, and at the Closing will have, full, complete and unrestricted legal right, power and authority to Transfer and deliver the Shares pursuant to this Agreement; and upon the delivery of and payment for the Shares to be sold by it pursuant to the provisions of this Agreement, Parent will receive good title thereto, free and clear of all liens, claims, encumbrances, rights and restrictions of every kind.

      (d) Non-Contravention. The execution and delivery by SSI of this Agreement does not, and the performance of its


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obligations hereunder will not, (i) contravene or conflict with the partnership agreement or other organizational documentation of SSI or (ii) contravene or conflict with or constitute a violation of or default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of SSI under any provision of applicable law or regulation of the United States or any state thereof or of any agreement, contract, judgment, injunction, order, decree or other instrument binding upon SSI.

      (e) No Consents Required. No application, notice, order, registration, qualification, waiver, consent, approval or other action is required to be filed, given, obtained or taken by SSI by virtue of the execution, delivery and performance of this Agreement or the Repurchase.

      4. Parent's Representations and Warranties. Parent hereby represents and warrants, as of the date hereof and as of the Closing, that:

      (a) Organization. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware. Parent has all requisite corporate power and authority to carry on its business as now conducted and to purchase the Shares pursuant to this Agreement.

      (b) Authorization. Parent has taken all corporate or other action necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes Parent's valid and legally binding obligation, enforceable in accordance with its terms, subject to bankruptcy and other laws of general application affecting the rights and remedies of creditors and the availability of equitable remedies, including specific performance.

      (c) Non-Contravention. The execution and delivery by Parent of this Agreement does not, and the performance of its obligations hereunder will not,
(i) contravene or conflict with the certificate of incorporation or by-laws of Parent or (ii) contravene or conflict with or constitute a violation of or default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent under any provision of applicable law or regulation of the United States or any state thereof or of any agreement, contract, judgment, injunction, order, decree or other instrument binding upon Parent.

      (d) No Consents Required. No application, notice, order, registration, qualification, waiver, consent, approval or other action is required to be filed, given, obtained or taken by Parent by virtue of the execution, delivery and performance of this Agreement or the Repurchase.


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      (e) Fairness Opinion. The Independent Committee of the Board of Directors
of Parent has received an oral opinion (with a written opinion to follow) of Lehman Brothers Inc. stating that the consideration to be paid by Parent in respect of the Repurchase is fair to Parent (which term for purposes of such opinion does not include SSI and certain related parties) from a financial point of view.

      5.    Indemnification.

      (a) Parent shall, with respect to any Proceeding (as hereinafter defined) indemnify and hold harmless SSI, SSI Equity, Partners and their respective affiliates, officers, directors, general and limited partners (and the general and limited partners thereof), employees, agents, successors and assigns (other than any of the foregoing solely to the extent acting in his capacity as a director of Parent) such persons, each an "Indemnified Person" and collectively, the "Indemnified Persons") with respect to all Expenses (as hereinafter defined) reasonably incurred in connection with the investigation and defense of such Proceeding (whether or not any such Indemnified Person is a party to any such Proceeding). Nothing contained in this Agreement shall limit or otherwise affect any rights to indemnification to which any person may otherwise be entitled.

      (b) In case any Proceeding shall be instituted involving any Indemnified Person in any manner whatsoever in respect of which indemnity may be sought pursuant to paragraph (a) of this Section 5, such Indemnified Person shall promptly notify Parent in writing, and SSI, on behalf of all Indemnified Persons involved in such Proceeding, may retain counsel reasonably satisfactory to Parent ("Retained Counsel") to represent all such Indemnified Persons with respect to such Proceeding. Except as provided in the next sentence, it is understood that Parent shall not, in respect of the attorneys' fees and related expenses of any Indemnified Person in connection with any Proceeding or related Proceedings in the same jurisdiction, be liable for the attorneys' fees and related expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons. In any Proceeding, any Indemnified Person shall have the right to retain counsel in addition to or in lieu of Retained Counsel ("Additional Counsel"), but the fees and expenses of such Additional Counsel shall be at the expense of such Indemnified Person unless (i) Parent and the Indemnified Person shall have mutually agreed to the retention of such Additional Counsel or (ii) it is the advice of counsel for such Indemnified Person (which may be counsel other than the Retained Counsel) that the representation of such Indemnified Person and any other person represented by the Retained Counsel with respect to such Proceeding would be inappropriate due to actual or potential differing interests between them. It is agreed that all Expenses for which indemnification is provided under this Section 5 shall be reimbursed as they are incurred. The failure of any Indemnified Person to give notice as provided in


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this Section 5(b) shall relieve Parent of its obligations hereunder only to the extent, if at all, that Parent is prejudiced by such failure.

      (c) Parent shall not settle or compromise any Proceeding pending against Parent, which Proceeding is also pending against any Indemnified Person, without the written consent of SSI, which consent shall not be unreasonably withheld; provided, however, that the foregoing limitation on Parent shall not apply to any settlement or compromise by Parent of any Proceeding as it relates to parties other than Parent and any Indemnified Person so long as subsequent thereto the Proceeding remains pending against Parent.

      (d) "Expenses" shall include only the following: attorneys' fees and related expenses, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and other similar disbursements or out-of-pocket expenses incurred in connection with either the investigation or defense of a Proceeding. Notwithstanding the preceding sentence, Expenses shall include the premium cost of obtaining an appeal bond, which Expense shall not exceed 2% of the amount of the necessary bond. Notwithstanding the foregoing provisions of this paragraph 5(d), Expenses shall not include amounts with respect to attorneys' fees and related expenses to the extent inconsistent with the provisions of paragraph 5(b) above.

      (e) "Proceeding" shall mean any threatened, pending or completed action, claim, suit, demand, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, that relates to this Agreement or the Repurchase, regardless of whether the Repurchase is consummated and including any proceeding by any Indemnified Person to enforce its rights hereunder.

      6.    Miscellaneous Matters.

      (a) Succession. This Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, personal representatives, successors and assigns; provided, however, that SSI shall not be entitled to assign its rights or delegate its obligations under this Agreement except as provided in
Section 1(b) hereof.

      (b) Severability. If any provision of this Agreement is found to be unenforceable, such provision shall be deemed to be limited or modified to the minimum extent necessary to permit enforceability, and as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms.


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      (c) Law of Agreement. This Agreement shall be interpreted under and enforced in accordance with the laws of the State of New York, excluding the choice of law principles thereof.

      (d) Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

      (e) Counterparts. This Agreement may be executed in two or more counterparts and shall be effective when each party has executed at least one of the counterparts notwithstanding that all parties have not executed the same counterpart.

      (f) Waivers. Any of the terms and conditions of this Agreement may be waived at any time by a writing signed by the party entitled to the benefit thereof; but a waiver in one instance shall not be deemed to constitute a waiver in any other instance.

      (g) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

      (1)   if to Parent:

                  Safeway Inc.
                  5918 Stoneridge Mall Road
                  Pleasanton, California 94588-3229
                  Telecopier No.: (510) 208-5863
                  Telephone No.:  (510) 467-3000
                  Attention: President

      (2)   if to SSI:

                  SSI Associates, L.P.
                  c/o Kohlberg Kravis Roberts & Co.
                  2800 Sand Hill Road, Suite 200
                  Menlo Park, California 94025
                  Attention: James H. Greene, Jr.
                  Telecopier No.: 415-233-6574
                  Telephone No.: 415-233-6575

                  and

                  Attention: Robert I. MacDonnell
                  Telecopier No.: 415-233-6524
                  Telephone No.: 415-233-6560


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      (h) Termination. This Agreement shall terminate concurrently with any termination of the Merger Agreement; provided, however, that the provisions of Sections 5 and 6 shall survive any termination of this Agreement; and provided further, that no such termination of this Agreement shall relieve any party hereto from liability for any breach hereof prior to such termination.

      (i) Limited Recourse. No partner of SSI, SSI Equity or Partners or of the general partner of SSI, SSI Equity or Partners shall have any personal liability for the performance of any of SSI's, SSI Equity's or Partner's obligations hereunder. Any liability or obligation of SSI shall be limited to and satisfied only out of the property of SSI. Any liability or obligation of SSI Equity shall be limited to and satisfied only out of the property of SSI or SSI Equity, as the case may be. Any liability or obligation of Partners shall be limited to and satisfied only out of the property of SSI or Partners, as the case may be.

      (j) Integrated Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject hereof, and there are no agreements, understandings, restrictions, warranties or representations between the parties with respect to the subject hereof other than those set forth herein or herein provided for.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     SAFEWAY INC.


                                     By /s/ Michael C. Ross
                                        -----------------------------
                                            Michael C. Ross

                                     SSI ASSOCIATES, L.P.

                                     By:  KKR ASSOCIATES, L.P.

                                     By: /s/ James H. Greene, Jr.
                                        -----------------------------
                                             James H. Green, Jr.
                                             General Partner


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